Exhibit 99.1

BRIGHTVIEW ANNOUNCES RECORD ADJUSTED EBITDA FOR FOURTH QUARTER AND FULL YEAR FISCAL 2024; PROJECTS FISCAL 2025 REVENUE AND ADJUSTED EBITDA GROWTH

BLUE BELL, PA, November 13, 2024 -- BrightView Holdings, Inc. (NYSE: BV) (the “Company” or “BrightView”), the leading commercial landscaping services company in the United States, today reported unaudited results for the three months and full fiscal year ended September 30, 2024.

•
Fourth quarter total revenue decreased 2.0% year-over-year to $728.7 million.
•
Fourth quarter net income increased 56.1% year-over-year to $25.6 million; Net income margin expanded by 10 basis points.
•
Fourth quarter Adjusted EBITDA2 increased 3.5% year-over-year to a fourth quarter record $105.2 million; Adjusted EBITDA margin2 expanded by 70 basis points.
•
Full year net cash provided by operating activities increased 58.3% year-over-year to $205.6 million.
•
Full year free cash flow2 increased $65.1 million year-over-year to $145.3 million.

Company Provides Fiscal Year 2025 Guidance1

2025
Total Revenue	$2.750 - $2.840 billion
Adjusted EBITDA[2]	$335 - $355 million
Free Cash Flow[2]	$40 to $60 million

“Fourth quarter results reconfirmed the delivery of a breakout year in fiscal 2024 as we continue to transform this business. Our One BrightView culture is gaining traction, and we are positioned for fiscal 2025 to be a second consecutive record year,” said BrightView President and Chief Executive Officer Dale Asplund. “Our multi-faceted transformation has positioned us to prioritize our employees and customers and reinvest in our business, ultimately leading to sustainable growth and value creation for all of our stakeholders.”

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1For assumptions underlying the 2025 guidance, see the Q4 2024 presentation at investor.brightview.com

2 Adjusted EBITDA, Adjusted EBITDA margin and free cash flow are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” section for more information. The Company is not providing a quantitative reconciliation of its financial outlook for Adjusted EBITDA to net income (loss) or free cash flow to net cash provided by operating activities, their corresponding GAAP measures, because the respective GAAP measures that are excluded from the non-GAAP financial outlook is difficult to reliably predict or estimate without unreasonable effort due to the dependence on future uncertainties, such as items discussed below. Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

Fiscal 2024 Results – Total BrightView

Total BrightView - Operating Highlights
	Three Months Ended September 30,				Year Ended September 30,
($ in millions, except per share figures)	2024	2023	Change		2024	2023	Change
Revenue	$728.7	$743.7	(2.0%)		$2,767.1	$2,816.0	(1.7%)
Net Income (Loss)	$25.6	$16.4	56.1%		$66.4	$(7.7)	962.3%
Net Income (Loss) Margin	3.5%	2.2%	130	bps	2.4%	(0.3%)	270	bps
Adjusted EBITDA	$105.2	$101.6	3.5%		$324.7	$298.7	8.7%
Adjusted EBITDA Margin	14.4%	13.7%	70	bps	11.7%	10.6%	110	bps
Net income (loss) available to common shareholders	$10.6	$11.0	(3.6%)		$19.5	$(10.9)	278.9%
Weighted average number of common shares outstanding	94.7	93.4	1.4%		94.7	93.4	1.4%
Basic Earnings (Loss) per Share	$0.11	$0.12	(8.3%)		$0.20	$(0.12)	266.7%
Adjusted Net Income	$44.8	$27.9	60.6%		$113.1	$61.4	84.3%
Adjusted weighted average number of common shares outstanding	148.9	146.7	1.5%		148.8	146.7	1.4%
Adjusted Earnings per Share	$0.30	$0.19	57.9%		$0.76	$0.42	81.0%

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow, Adjusted Earnings per Share and Adjusted weighted average number of common shares outstanding are non-GAAP measures. Refer to the “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures” sections for more information.

For the three months ended September 30, 2024, total revenue decreased 2.0% to $728.7 million, from $743.7 million in the 2023 period. The decrease was driven by a decrease in Maintenance Services revenues of $34.5 million, partially offset by an increase in Development Services revenues of $19.4 million as discussed further below in Segment Results.

For the three months ended September 30, 2024, Adjusted EBITDA increased 3.5% to $105.2 million, from $101.6 million in the 2023 period. The increase was driven by an increase in Development Services EBITDA of $12.1 million, partially offset by a decrease in Corporate EBITDA driven by the prior year disposal of corporate assets.

For the fiscal year ended September 30, 2024, total revenue decreased 1.7% to $2,767.1 million, from $2,816.0 million in the 2023 period. The decrease was driven by a decrease in Maintenance Services revenues of $102.5 million, partially offset by an increase in Development Services revenues of $50.8 million, as discussed further below in Segment Results.

For the fiscal year ended September 30, 2024, Adjusted EBITDA increased 8.7% to $324.7 million, from $298.7 million in the 2023 period. The increase was driven by an increase in Development Services EBITDA of $23.5 million and an increase in Maintenance Services EBITDA of $1.8 million.

Fiscal 2024 Results – Segments

Maintenance Services - Operating Highlights
	Three Months Ended September 30,				Year Ended September 30,
($ in millions)	2024	2023	Change		2024	2023	Change
Landscape Maintenance	$487.0	$521.7	(6.7%)		$1,743.2	$1,857.5	(6.2%)
Snow Removal	$(0.5)	$(0.9)	44.4%		$220.8	$209.0	5.6%
Total Revenue	$486.5	$520.8	(6.6%)		$1,964.0	$2,066.5	(5.0%)
Adjusted EBITDA	$81.8	$81.7	0.1%		$279.7	$277.9	0.6%
Adjusted EBITDA Margin	16.8%	15.7%	110	bps	14.2%	13.4%	80	bps
Capital Expenditures	$29.3	$10.1	190.1%		$61.3	$56.1	9.3%

For the fourth quarter of fiscal 2024, revenue in the Maintenance Services Segment decreased by $34.3 million, or 6.6%, from the prior year. The decrease was driven by a shortfall in underlying commercial landscape services, underpinned by strategic reductions of non-core businesses and to a lesser extent reduced ancillary services.

Adjusted EBITDA for the Maintenance Services Segment for the three months ended September 30, 2024 increased by $0.1 million to $81.8 million from $81.7 million in the 2023 period. Segment Adjusted EBITDA Margin increased 110 basis points to 16.8%, in the three months ended September 30, 2024 from 15.7% in the 2023 period. The increase in Segment Adjusted EBITDA Margin was principally driven by lower overhead as a result of the Company's cost management initiatives combined with the Company's strategic reductions of non-core businesses.

For the fiscal year ended September 30, 2024, revenue in the Maintenance Services Segment decreased by $102.5 million, or 5.0%, from the 2023 period. The decrease was driven by a $115.2 million, or 5.6%, decrease in underlying commercial landscape services, largely underpinned by strategic reductions in our non-core businesses, as well as a decline in our ancillary services business. This was partially offset by a $11.8 million increase in snow removal services revenue, primarily due to increased snow removal services volume.

Adjusted EBITDA for the Maintenance Services Segment for the fiscal year ended September 30, 2024 increased by $1.8 million to $279.7 million from $277.9 million in the 2023 period. Segment Adjusted EBITDA Margin increased 80 basis points to 14.2% in the year ended September 30, 2024, from 13.4% in the 2023 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were principally driven by lower labor costs as a result of the Company's cost management initiatives combined with the Company's strategic reductions of non-core businesses.

Development Services - Operating Highlights
	Three Months Ended September 30,				Year Ended September 30,
($ in millions)	2024	2023	Change		2024	2023	Change
Revenue	$244.1	$224.7	8.6%		$808.8	$758.0	6.7%
Adjusted EBITDA	$41.2	$29.1	41.6%		$106.3	$82.8	28.4%
Adjusted EBITDA Margin	16.9%	13.0%	390	bps	13.1%	10.9%	220	bps
Capital Expenditures	$2.6	$1.0	160.0%		$12.8	$8.2	56.1%

For the fourth quarter of fiscal 2024, revenue in the Development Services Segment increased by $19.4 million, or 8.6%, compared to the prior year. The increase was driven by an increase in Development Services project volumes.

Adjusted EBITDA for the Development Services Segment for the three months ended September 30, 2024 increased $12.1 million to $41.2 million compared to the 2023 period and Adjusted EBITDA Margin increased 390 basis points to 16.9% for the quarter from 13.0% in the prior year. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by the increase in revenues described above.

For the fiscal year ended September 30, 2024, revenue in the Development Services Segment increased by $50.8 million, or 6.7%, compared to the 2023 period. The increase was driven by an increase in Development Services project volumes.

Adjusted EBITDA for the Development Services Segment fiscal year ended September 30, 2024 increased $23.5 million to $106.3 million compared to the 2023 period. Segment Adjusted EBITDA Margin increased 220 basis points to 13.1% for the period from 10.9% in the 2023 period. The increases in Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin were primarily driven by the increase in revenues described above.

Total BrightView Cash Flow Metrics
	Year Ended September 30,
($ in millions)	2024	2023	Change
Net Cash Provided by Operating Activities	$205.6	$129.9	58.3%
Free Cash Flow	$145.3	$80.2	81.2%
Capital Expenditures	$78.4	$71.3	10.0%

Net cash provided by operating activities for the fiscal year ended September 30, 2024 increased $75.7 million to $205.6 million from $129.9 million in the prior year. This increase was due to an increase in cash provided by accounts receivable and unbilled and deferred revenue. This was partially offset by increases in cash used for other operating assets and accounts payable and other operating liabilities.

Free Cash Flow increased $65.1 million to $145.3 million for the fiscal year ended September 30, 2024 from $80.2 million in the prior year. The increase in free cash flows was driven by an increase in cash provided by operating activities of $75.7 million in comparison to the 2023 period.

For the fiscal year ended September 30, 2024, capital expenditures were $78.4 million compared with $71.3 million in the 2023 period. The Company also generated proceeds from the sale of property and equipment of $18.1 million and $21.6 million during the fiscal year ended September 30, 2024 and 2023, respectively. Net of the proceeds from the sale of property and equipment, net capital expenditures represented 2.2% and 1.8% of revenue in the fiscal year ended September 30, 2024 and 2023, respectively.

Total BrightView Balance Sheet Metrics
($ in millions)	September 30, 2024	September 30, 2023	September 30, 2022
Long-term debt, net	$802.5	$888.1	$1,330.7
Total Financial Debt[1]	877.3	937.5	1,400.0
Minus:
Total Cash & Equivalents	140.4	67.0	9.6
Total Net Financial Debt[2]	$736.9	$870.5	$1,394.7
Total Net Financial Debt to Adjusted EBITDA ratio[3]	2.3x	2.9x	4.8x
[1]Total Financial Debt includes total long-term debt, net of original issue discount, and finance lease obligations
[2]Total Net Financial Debt equals Total Financial Debt minus Total Cash & Equivalents
[3]Total Net Financial Debt to Adjusted EBITDA ratio equals Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

As of September 30, 2024, the Company’s Total Net Financial Debt was $736.9 million, a decrease of $133.6 million compared to $870.5 million as of September 30, 2023. The Company’s Total Net Financial Debt to Adjusted EBITDA ratio was 2.3x, 2.9x and 4.8x as of September 30, 2024, September 30, 2023, and September 30, 2022 respectively. The year-over-year decreases in Total Net Financial Debt and Total Net Financial Debt to Adjusted EBITDA ratio were primarily driven by the increase in the Company's Cash and Equivalents, repayment of $87.3 million under the receivable Financing Agreement, and an increase in Adjusted EBITDA.

Conference Call Information

A conference call to discuss the fourth quarter and full year fiscal 2024 financial results is scheduled for November 14, 2024, at 8:30 a.m. ET. The U.S. toll free dial-in for the conference call is (800) 225-9448 and the international dial-in is (203) 518-9708. The access code is BRIGHT. A live audio webcast of the conference call will be available on the Company’s investor website https://investor.brightview.com, where presentation materials will be posted prior to the call. A replay of the call will be available until 11:59 p.m. ET on November 28, 2024. To access the recording, dial (800) 839-9409 (access code 26549).

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains some of the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as the Official Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on X (formerly known as Twitter), Facebook, and LinkedIn.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements relating to our fiscal 2025 guidance and other statements related to our goals, beliefs, business outlook, business trends, expectations regarding our industry, strategy, future events, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Words such as “outlook,” “guidance,” “projects,” “continues,” “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative variations of these words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which are subject to risks, uncertainties, assumptions, changes in circumstances or other factors outside of the Company’s control that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that could cause actual results to differ materially from those projected include, but are not limited to:; competitive industry pressures; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; a determination by customers to reduce their outsourcing or use of preferred vendors; the dispersed nature of our operating structure; our ability to implement our business strategies and achieve our growth objectives; the possibility that the anticipated benefits from our business acquisitions will not be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of acquired businesses’ operations will be greater than expected and the possibility that integration efforts will disrupt our business and strain management time and resources; the seasonal nature of our landscape maintenance services; our dependence on weather conditions and the impact of severe weather and climate change on our business; any failure to accurately estimate the overall risk, requirements, or costs when we bid on or negotiate contracts that are ultimately awarded to us; the conditions and periodic fluctuations of real estate markets, including residential and commercial construction; the level, timing and location of snowfall; our ability to retain or hire our executive management and other key personnel; our ability to attract and retain field and hourly employees, trained workers and third-party contractors and re-employ seasonal workers; any failure to properly verify employment eligibility of our employees; subcontractors taking actions that harm our business; our recognition of future impairment charges; laws and governmental regulations, including those relating to employees, wage and hour, immigration, human health and safety and transportation; environmental, health and safety laws and regulations, including regulatory costs, claims and litigation related to the use of chemicals and pesticides, herbicides and fertilizers by employees and related third-party claims; the distraction and impact caused by litigation, of adverse litigation judgments and settlements resulting from legal proceedings; tax increases and changes in tax rules; increase in on-job accidents involving employees; any failure, inadequacy, interruption, security failure or breach of our information technology systems whether owned by us or outsourced or managed by third parties; our failure to comply with data privacy regulations; our ability to adequately protect our intellectual property; our substantial indebtedness; increases in interest rates governing our variable rate indebtedness increasing the cost of servicing our substantial indebtedness; exposure to counterparty credit worthiness or non-performance with respect to the derivative financial instruments we utilize; restrictions imposed by our debt agreements that limit our flexibility in operating our business; our ability to generate sufficient cash flow to satisfy our significant debt service obligations; incurrence of substantially more debt by us or our subsidiaries; failure by the financial institutions that are part of the syndicate of our revolving credit facility to extend credit under the facility or reduce our borrowing base; any future sales, or the perception of future sales, by us or our affiliates, which could cause the market price for our common stock to decline; the ability of KKR BrightView Aggregator L.P., Birch-OR Equity Holdings, LLC and Birch Equity Holdings, LP to exert significant influence over us; the impact of holders of Series A Preferred Stock having certain voting and other rights that may adversely affect holders of our common stock; general business, economic and financial conditions; increases in raw material costs, fuel prices, wages and other operating costs; disruptions in our supply chain and changes in our ability to source adequate supplies and materials in a timely manner; risks related to natural disasters, terrorist attacks, public health emergencies, including pandemics, heightened inflation, geopolitical conflicts, recession, financial market disruptions, other economic conditions, and other external events; our reputation and/or business could be negatively impacted by environmental, social and governance (ESG) matters and our reporting of such matters; and costs and requirements imposed as a result of maintaining compliance with the requirements of being a public company.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found under “Item 1A. Risk Factors” in our Form 10-K for the fiscal year ended September 30, 2024, and such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement made in this press release speaks only as of the date on which it was made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial information presented in accordance with GAAP and aid understanding of the Company’s business performance, the Company uses certain non-GAAP financial measures, namely “Adjusted EBITDA”, “Adjusted EBITDA Margin”, “Adjusted Net Income”, “Adjusted Earnings per Share”, “Free Cash Flow”, “Total Financial Debt”, “Total Net Financial Debt” and “Total Net Financial Debt to Adjusted EBITDA ratio”. We believe Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio assist investors in comparing our results across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes these non-GAAP financial measures are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management regularly uses these measures as tools in evaluating our operating performance, financial performance and liquidity. Management uses Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio to supplement comparable GAAP measures in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. In addition, we believe that Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, non-recurring and other adjustment items.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA, defined above, divided by Net Service Revenues.

Adjusted Net Income: We define Adjusted Net Income as net income (loss) including interest and depreciation, and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions and the removal of the discrete tax items.

Adjusted Earnings per Share: We define Adjusted Earnings per Share as Adjusted Net Income divided by the (i) weighted average number of common shares outstanding used in the calculation of basic earnings per share plus (ii) shares of common stock related to the Series A Preferred Stock on an as-converted basis, assumed to be converted for the entire period. The addition of shares of common stock related to the Series A Convertible Preferred Stock on an as-converted basis reflects the dilutive impact of the potential conversion of the Series A Preferred Stock and is expected to provide comparability in future periods.

Free Cash Flow: We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from the sale of property and equipment.

Total Financial Debt: We define Total Financial Debt as total long-term debt, net of original issue discount, and finance/capital lease obligations.

Total Net Financial Debt: We define Total Net Financial Debt as Total Financial Debt minus total cash and cash equivalents.

Total Net Financial Debt to Adjusted EBITDA ratio: We define Total Net Financial Debt to Adjusted EBITDA ratio as Total Net Financial Debt divided by the trailing twelve month Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings per Share, Free Cash Flow, Total Financial Debt, Total Net Financial Debt, and Total Net Financial Debt to Adjusted EBITDA ratio are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or the ratio of net income (loss) to net revenue as a measure of financial performance, cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to the same or other similarly titled measures of other companies and can differ significantly from company to company.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
BrightView Holdings, Inc.	David Freireich, VP of Communications & Public Affairs
IR@BrightView.com	484.567.7244
David.Freireich@BrightView.com

BrightView Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(in millions)*	September 30, 2024	September 30, 2023
Assets
Current assets:
Cash and cash equivalents	$140.4	$67.0
Accounts receivable, net	415.2	442.3
Unbilled revenue	137.8	143.5
Other current assets	86.7	89.3
Total current assets	780.1	742.1
Property and equipment, net	391.9	315.2
Intangible assets, net	95.8	132.3
Goodwill	2,015.7	2,021.4
Operating lease assets	81.3	86.1
Other assets	27.0	55.1
Total assets	$3,391.8	$3,352.2
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$144.1	$136.2
Deferred revenue	83.8	68.2
Current portion of self-insurance reserves	52.8	54.8
Accrued expenses and other current liabilities	237.7	180.2
Current portion of operating lease liabilities	24.9	27.3
Total current liabilities	543.3	466.7
Long-term debt, net	802.5	888.1
Deferred tax liabilities	43.9	51.1
Self-insurance reserves	112.8	105.1
Long-term operating lease liabilities	62.6	65.1
Other liabilities	44.3	34.6
Total liabilities	1,609.4	1,610.7
Mezzanine equity:
Series A convertible preferred shares, $0.01 par value, 7% cumulative dividends; 500,000 shares issued and outstanding as of September 30, 2024 and September 30, 2023, aggregate liquidation preference of $512.0 and $503.2 as of September 30, 2024 and September 30, 2023, respectively	507.1	498.2
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding as of September 30, 2024 and September 30, 2023	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 108,200,000 and 106,600,000 shares issued and 94,800,000 and 93,600,000 shares outstanding as of September 30, 2024 and September 30, 2023, respectively	1.1	1.1
Treasury stock, at cost; 13,400,000 and 13,000,000 shares as of September 30, 2024 and September 30, 2023, respectively	(173.5)	(170.4)
Additional paid-in capital	1,518.1	1,530.8
Accumulated deficit	(68.9)	(135.3)
Accumulated other comprehensive (loss) income	(1.5)	17.1
Total stockholders’ equity	1,275.3	1,243.3
Total liabilities, mezzanine equity and stockholders’ equity	$3,391.8	$3,352.2

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2024	2023	2024	2023
(in millions)*
Net service revenues	$728.7	$743.7	$2,767.1	$2,816.0
Cost of services provided	546.6	558.1	2,121.5	2,137.1
Gross profit	182.1	185.6	645.6	678.9
Selling, general and administrative expense	121.5	120.5	496.5	533.4
Gain on divestiture	0.3	-	(43.6)	-
Amortization expense	8.4	10.7	35.8	44.5
Income from operations	51.9	54.4	156.9	101.0
Other (income) expense	(0.6)	8.7	(2.0)	6.7
Interest expense, net	14.3	19.2	62.4	97.4
Income (loss) before income taxes	38.2	26.5	96.5	(3.1)
Income tax expense	12.6	10.1	30.1	4.6
Net income (loss)	$25.6	$16.4	$66.4	$(7.7)
Less: dividends on Series A convertible preferred shares	9.0	3.2	35.7	3.2
Net income (loss) attributable to common stockholders	$16.6	$13.2	$30.7	$(10.9)
Earnings (loss) per share:
Basic earnings (loss) per share	$0.11	$0.12	$0.21	$(0.12)
Diluted earnings (loss) per share	$0.11	$0.12	$0.20	$(0.12)

BrightView Holdings, Inc.

Net Income (Loss) Available to Common Shareholders

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2024	2023	2024	2023
(in millions)*
Net income (loss)	$25.6	$16.4	$66.4	$(7.7)
Less: dividends on Series A convertible preferred shares	(9.0)	(3.2)	(35.7)	(3.2)
Net income (loss) attributable to common stockholders	$16.6	$13.2	$30.7	$(10.9)
Less: Earnings allocated to Convertible Preferred Shares	(6.0)	(2.2)	(11.2)	-
Net income (loss) available to common shareholders	$10.6	$11.0	$19.5	$(10.9)

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Segment Reporting

(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2024	2023	2024	2023
(in millions)*
Maintenance Services	$486.5	$520.8	$1,964.0	$2,066.5
Development Services	244.1	224.7	808.8	758.0
Eliminations	(1.9)	(1.8)	(5.7)	(8.5)
Net Service Revenues	$728.7	$743.7	$2,767.1	$2,816.0
Maintenance Services	$81.8	$81.7	$279.7	$277.9
Development Services	41.2	29.1	106.3	82.8
Corporate	(17.8)	(9.2)	(61.3)	(62.0)
Adjusted EBITDA(1)	$105.2	$101.6	$324.7	$298.7
Maintenance Services	$29.3	$10.1	$61.3	$56.1
Development Services	2.6	1.0	12.8	8.2
Corporate	0.5	2.4	4.3	7.0
Capital Expenditures	$32.4	$13.5	$78.4	$71.3

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Fiscal Year Ended
	September 30, 2024	September 30, 2023
(in millions)*
Cash flows from operating activities:
Net income (loss)	$66.4	$(7.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	108.4	105.2
Amortization of intangible assets	35.8	44.5
Amortization of financing costs and original issue discount	2.8	3.5
Loss on debt extinguishment	0.6	8.3
Deferred taxes	1.7	(21.5)
Equity-based compensation	20.2	22.1
Realized gain on hedges	(11.1)	(15.2)
Gain on divestiture	(43.6)	—
Other non-cash activities	(8.6)	(5.3)
Change in operating assets and liabilities:
Accounts receivable	19.9	(52.6)
Unbilled and deferred revenue	22.1	(5.4)
Other operating assets	11.4	17.1
Accounts payable and other operating liabilities	(20.4)	36.9
Net cash provided by operating activities	205.6	129.9
Cash flows from investing activities:
Purchase of property and equipment	(78.4)	(71.3)
Proceeds from sale of property and equipment	18.1	21.6
Business acquisitions, net of cash acquired	—	(13.8)
Proceeds from divestiture	51.0	—
Other investing activities	3.7	2.1
Net cash (used) by investing activities	(5.6)	(61.4)
Cash flows from financing activities:
Repayments of finance lease obligations	(36.3)	(27.6)
Repayments of term loan	—	(459.0)
Repayments of receivables financing agreement	(87.3)	(554.5)
Repayments of revolving credit facility	—	(33.5)
Proceeds from receivables financing agreement, net of issuance costs	0.5	549.5
Proceeds from revolving credit facility	—	33.5
Debt issuance and prepayment costs	(2.5)	(1.8)
Series A preferred stock dividend	(17.8)	—
Proceeds from issuance of Series A preferred stock, net of issuance costs	—	495.0
Proceeds from issuance of common stock, net of share issuance costs	3.0	1.2
Repurchase of common stock and distributions	(3.1)	(2.2)
Contingent business acquisition payments	(5.1)	(22.1)
Increase in book overdrafts	20.1	—
Other financing activities	1.9	(0.1)
Net cash (used) by financing activities	(126.6)	(21.6)
Net change in cash and cash equivalents	73.4	46.9
Cash and cash equivalents, beginning of period	67.0	20.1
Cash and cash equivalents, end of period	$140.4	$67.0
Supplemental Cash Flow Information:
Cash (received) paid for income taxes, net	$34.4	$(9.8)
Cash paid for interest	$67.7	$82.1
Non-cash Series A Preferred Stock dividends	$8.9	$3.2
Accrual for property and equipment	$50.7	$—

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Fiscal Year Ended September 30,		Three Months Ended September 30,
(in millions)*	2024	2023	2024	2023
Adjusted EBITDA
Net income (loss)	$66.4	$(7.7)	$25.6	$16.4
Plus:
Interest expense, net	62.4	97.4	14.2	19.2
Income tax expense	30.1	4.6	12.6	10.1
Depreciation expense	108.4	105.2	28.6	24.3
Amortization expense	35.8	44.5	8.6	10.7
Business transformation and integration costs (a)	44.1	23.7	10.2	6.2
Gain on divestiture (b)	(43.6)	—	0.3	—
Equity-based compensation (c)	20.5	22.3	5.1	6.4
COVID-19 related expenses (d)	—	0.4	—	—
Debt extinguishment (e)	0.6	8.3	—	8.3
Adjusted EBITDA	$324.7	$298.7	$105.2	$101.6
Adjusted Net Income
Net income (loss)	$66.4	$(7.7)	$25.6	$16.4
Plus:
Amortization expense	35.8	44.5	8.6	10.7
Business transformation and integration costs (a)	44.1	23.7	10.2	6.2
Gain on divestiture (b)	(43.6)	—	0.3	—
Equity-based compensation (c)	20.5	22.3	5.1	6.4
COVID-19 related expenses (d)	—	0.4	—	—
Debt extinguishment (e)	0.6	8.3	—	8.3
Income tax adjustment (f)	(10.7)	(30.1)	(5.0)	(20.1)
Adjusted Net Income	$113.1	$61.4	$44.8	$27.9
Free Cash Flow
Cash flows provided by operating activities	$205.6	$129.9	$53.5	$40.6
Minus:
Capital expenditures	78.4	71.3	32.4	13.4
Plus:
Proceeds from sale of property and equipment	18.1	21.6	4.0	14.8
Free Cash Flow	$145.3	$80.2	$25.1	$42.0
Adjusted Earnings per Share
Numerator:
Adjusted Net Income (Loss)	$113.1	$61.4	$44.8	$27.9
Denominator:
Weighted average number of common shares outstanding – basic	94,673,000	93,412,000	94,687,000	93,420,000
Plus:
Dilutive impact of Series A convertible preferred stock as-converted	54,242,000	53,301,000	54,242,000	53,301,000
Adjusted weighted average number of common shares outstanding	148,915,000	146,713,000	148,929,000	146,721,000
Adjusted Earnings per Share	$0.76	$0.42	$0.30	$0.19

(*) Amounts may not total due to rounding.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(a)
Business transformation and integration costs consist of (i) severance and related costs; (ii) business integration costs and (iii) information technology infrastructure, transformation and other costs.

	Fiscal Year Ended September 30,		Three Months Ended September 30,
(in millions)	2024	2023	2024	2023
Severance and related costs (g)	$16.6	$8.9	$6.1	$2.9
Business integration (h)	(0.4)	6.2	0.1	0.9
IT infrastructure, transformation, and other (i)	27.9	8.6	4.0	2.4
Business transformation and integration costs	$44.1	$23.7	$10.2	$6.2

(b)
Represents the realized gain on sale and transaction related expenses from the divestiture of U.S. Lawns on January 12, 2024.
(c)
Represents equity-based compensation expense and related taxes recognized for equity incentive plans outstanding.
(d)
Represents expenses related to the Company’s response to the COVID-19 pandemic, principally temporary and incremental salary and related expenses, personal protective equipment, cleaning and supply purchases, and other. Additionally, fiscal year 2022 includes refunds related to employee retention credits allowed under the CARES Act.
(e)
Represents losses on the extinguishment of debt related to Amendments No. 8 and No. 7 to the Credit Agreement, in the fiscal years ended September 30, 2024 and 2023, respectively, and includes accelerated amortization of deferred financing fees and original issue discount as well as fees paid to lenders and third parties.
(f)
Represents the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items, which collectively result in an increase or decrease in income tax. The tax effect of pre-tax items excluded from Adjusted Net Income is computed using the statutory rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances. Discrete tax items include changes in laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.

	Year Ended September 30,		Three Months Ended September 30,
(in millions)*	2024	2023	2024	2023
Tax impact of pre-tax income adjustments	$12.8	$34.1	$(6.5)	$23.4
Discrete tax items	(2.1)	(4.0)	11.5	(3.3)
Income tax adjustment	$10.7	$30.1	$5.0	$20.1

(g)
Represents severance and related costs incurred in connection with the Company's One BrightView initiative and CEO transition.
(h)
Represents isolated expenses specifically related to the integration of acquired companies such as one-time employee retention costs, employee onboarding and training costs, and fleet and uniform rebranding costs. The Company excludes Business integration costs from the non-GAAP measures disclosed above since such expenses vary in amount due to the number of acquisitions and size of acquired companies as well as factors specific to each acquisition, and as a result lack predictability as to occurrence and/or timing, and create a lack of comparability between periods.
(i)
Represents expenses related to distinct initiatives, typically significant enterprise-wide changes. Such expenses are excluded from the measures disclosed above since such expenses vary in amount based on occurrence as well as factors specific to each of the activities, are outside of the normal operations of the business, and create a lack of comparability between periods.

BrightView Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

Total Financial Debt and Total Net Financial Debt
(in millions)*	September 30, 2024	September 30, 2023	September 30, 2022
Long-term debt, net	$802.5	$888.1	$1,330.7
Plus:
Current portion of long term debt	—	—	12.0
Financing costs, net	6.5	6.6	10.6
Present value of net minimum payment - finance lease obligations (j)	68.3	42.8	41.7
Total Financial Debt	877.3	937.5	1,395.0
Less: Cash and cash equivalents	(140.4)	(67.0)	(20.1)
Total Net Financial Debt	$736.9	$870.5	$1,374.9
Total Net Financial Debt to Adjusted EBITDA ratio	2.3x	2.9x	4.8x

(j)
Balance is presented within Accrued expenses and other current liabilities and Other liabilities in the Consolidated Balance Sheet.

(*) Amounts may not total due to rounding.